Exhibit 21.1

The following is a list of subsidiaries of Euramax Holdings, Inc. as of December 31, 2014.

Amerimax Richmond Company, Indiana
EMAX Metals LLC, Delaware
EMAX North LP, United Kingdom
EMAX Products LLC, Delaware
Euramax B.V., Netherlands
Euramax Canada, Inc., Canada
Euramax Canada Holdings, Inc., Canada
Euramax Coated Products, B.V., Netherlands
Euramax Coated Products Limited, United Kingdom
Euramax Europe B.V., Netherlands
Euramax Industries S.A, France
Euramax International, Inc., Delaware
Euramax International Holdings B.V., Netherlands
Euramax Netherlands B.V., Netherlands
Euramax Solutions Limited, United Kingdom
Euramax UK Limited, United Kingdom